FOR IMMEDIATE RELEASE

Media Relations

Will Anderson
Obidicut LLC

(503) 452-7621

www.obidicut.net

OXIS REPORTS INCREASE IN FIRST QUARTER REVENUES

Losses Decrease By 60% From Previous Year

PORTLAND, Ore.--May 2, 2005 -- OXIS International, Inc. (OTCBB:OXIS) (Noveau Marche:OXIS) today reported that revenues from its research assays and fine chemicals rose 11% during the first quarter of 2005, as compared to the first quarter of 2004. The Company reported revenues of $631,000 for the first quarter of 2005, an increase over $567,000 in revenues reported in the first quarter of 2004. The net loss for the first quarter of 2005 was $238,000, or $0.01 per basic and diluted common share, compared to a net loss of $593,000, or $0.02 per basic and diluted common share in the first quarter of 2004.

The cost of sales decreased from 56% in the first quarter of 2004 to 45% in the first quarter of 2005, due primarily to a more fully utilized manufacturing facility in meeting increased demand. Earnings also improved due to a decrease in operating expenses by 15%, from $696,000 in the first quarter of 2004 to $587,000 in the first quarter of 2005.

"The combination of a rededication to our research assay sales efforts and improvement in our operational efficiencies has started to show results during the first quarter," stated Steve Guillen, CEO of OXIS. "As we accelerate our sales growth in oxidative-stress research products, we are also making great strides in advancing our cardiac predictor technologies and launching powerful antioxidant products into the neutraceutical market."

OXIS International Inc., headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species -- diseases of oxidative stress. The company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Forward-looking statements in this release include statements regarding growth of the Company's oxidative stress assays, advances of the Cardiac Predictor technologies and commercialization of the antioxidant Ergothioneine as a nutritional supplement. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as unforeseen difficulties related to the company's oxidative stress and other diagnostic products; decreases in the rate of spending by the company's customers; the development by the company's competitors of new competing products; and other risks indicated in the company's filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission on February 25, 2005 and the company's quarterly report on Form 10-QSB after its filing with the Securities and Exchange Commission .

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except earnings per share data)

	Three months ended
	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)
Revenues	$631	$567
Cost of revenues	286	315
Gross profit	345	252

Operating expenses:
Research and development	51	95
Selling, general and administrative	536	601
Total operating expenses	587	696

Operating loss	(242)	(444)

Other income and expenses:
Financing fees	--	(136)
Interest income	8	--
Interest expense	(4)	(13)
Total other income and expenses	4	(149)

Loss before income taxes	(238)	(593)

Income taxes	--	--

Net loss	$(238)	$(593)
Other comprehensive income/(loss) Foreign currency translation adjustment	--	(34)

Comprehensive loss	$(238)	$(627)

Net loss per common share -- basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares used in computation -- basic and diluted	41,628,877	26,545,864

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands of dollars)

	March 31, 2005 (unaudited)	December 31, 2004

Current assets	$5,724	$7,540
Total assets	6,826	8,596
Current liabilities	949	2,680
Total equity	5,877	5,916